EMPLOYMENT AGREEMENT
ALEXANDER GORDON JARDIN

This EMPLOYMENT AGREEMENT (“Agreement”), entered into on April 26, 2006, but effective as of the 1st day March, 2006, by and between Franklin Credit Management Corporation (“FCMC”) and Alexander Gordon Jardin (“Employee”).

RECITALS

A.         FCMC is a Corporation organized under the laws of the State of Delaware.

B.         FCMC desires to employ Employee, and Employee desires to accept employment from FCMC.

C.         The parties desire to record the arrangements made for such employment.

AGREEMENT

IT IS, THEREFORE, AGREED:

1.          Definitions: For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

a.         Company shall mean Franklin Credit Management Corporation and its subsidiaries from time to time.

b.         Employee shall mean Alexander Gordon Jardin.

c.         Competitor shall mean any person, company, firm or corporation which: (1) actually competes with the Company or its affiliates in the acquisition, origination, servicing and resolution of performing, sub-performing, and nonperforming residential mortgage loan and residential real estate; (2) is engaged in a business in which the Company or its affiliates are principally engaged; or (3) is engaged in a business which the Company or its affiliates have at the date of Employee’s termination of employment reasonably certain plans to principally engage within twelve months of the Employee’s termination (collectively, “Business of the Company”).

d.         Change in Control shall mean the occurrence of one or more of the following events:

(1)       If (i) any “person”(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of FCMC representing twenty percent (20%) or more of the total voting power represented by FCMC’s then outstanding voting securities who is not already such as of the date of this Agreement, and (ii) Thomas J. Axon, members of Mr. Axon’s family, and entities in which Mr. Axon has an interest (“TIA”) shall have beneficial ownership of less than twenty percent (20%) or more of the total voting power represented by FCMC’s then outstanding voting securities;

(2)       The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of the FCMC; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions (each, a “Business Combination”), which results in a change in the composition of the Board of FCMC (the “Board”), as a result of which fewer than fifty percent (50%) of the directors are Incumbent Directors.

(3)       FCMC’s shares shall cease to be registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended.; or,

(4)       A sale or other disposition of all or substantially all of the assets of the FCMC.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

e.          Incumbent Directors shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors, or if such determination is being made by a committee of the Board of directors, a majority of the directors on such committee, whose election or nomination was not in connection with any transaction described in subsections (1) or (2) of Section 1(e) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

f.         Board of Directors shall mean the Board of Directors of the Company or any committee of the Board of Directors that is then charged with making compensation decisions with respect to the Employee.

2.        Employment/Term. Effective March 1, 2006, FCMC hereby employs Employee. The Employee shall be appointed Chief Executive Officer by the Board of Directors effective promptly on or after April 26, 2006. The term of employment shall be for the period of five (5) years commencing March 1, 2006, unless terminated sooner pursuant to the provision of Section 11 of this Agreement.

a.         Place of Employment. During the term of employment, Employee shall be based at FCMC’s principal executive offices, which shall be in the New York City metropolitan area (including the surrounding area of New Jersey) (NYC), subject to reasonable travel required in the performance of Employee’s duties.

3.          Duties and Authority. The responsibilities of Employee shall include management, control, administration, and operation of the following aspects of the business and affairs of the Company:

a.   Employee’s duties shall include those duties normally customarily associated with the position of CEO. Without limitation, Employee shall be responsible for the general and active management of the affairs of the Company, including but not limited to (i) supervision and evaluation of the Company and its staff; (ii) developing, implementing and reviewing strategic plans for each business segment; (iii) developing operating budgets for each business segment; (iv) review and oversight of regulatory issues and compliance; (v) oversight of information technology including management information systems; (vi) responsibility for management reporting and financial reporting packages.

b.         Employee shall report directly to the Board and the Chairman. All employees of the Company, other than the President and the Chairman of the Board shall report directly or indirectly to the Employee; and,

c.         Employee shall submit to the Board of Directors from time to time such recommendations and information concerning any phase of Company policy or administration as may seem necessary to Employee to be in the best interests of the Company.

4.          Compensation. FCMC shall pay to Employee the following
compensation:

a.         Salary. Employee shall receive an initial annual salary of $325,000, payable on a semimonthly basis, which annual salary may be adjusted upward (but not downward) by the Board of Directors.

b.         Bonuses. In addition to the salary set forth above, Employee shall receive an annual bonus.  For the year ending December 31, 2006, the targeted bonus shall be 2.5% of net income.  Notwithstanding the forgoing, the actual bonus for the year ending December 31, 2006 shall be subject to the reasonable discretion of the Board of Directors. The Employee’s bonus for each year will be determined and paid on or before May 1 of the following calendar year.

(1)         In the event Employee’s employment with FCMC ends on any date other than December 31 of a fiscal year, Employee’s bonus for such fiscal year shall be determined in a manner consistent with the prior paragraph, subject however to prorating the number of months (full and partial) he was employed during such fiscal year.

(2) Employee shall receive a signing bonus of Twenty-five Thousand ($25,000) dollars on execution of this Agreement.

c.         Stock. After approval at our 2006 annual meeting of a plan in which restricted stock may be granted and registration of the shares under such plan under the Securities Act of 1933 as additional compensation for services provided under this agreement, Employee shall be granted (the date of such grant being the “Grant Date”) 100,000 shares of restricted common stock of the FCMC (the “Restricted Award”) pursuant to a Restricted Stock Grant Agreement under such plan. On the Grant Date, none of the Restricted Award shall be vested. The Restricted Award shall vest on the following schedule:

10,000 shares on the Grant Date
5,000 shares on each of July 1; October 1 2006; January 1; April 1, 2007;
5,000 shares on each of July 1; October 1, 2007; January 1; April 1, 2008;
6,250 shares on each of July 1; October 1, 2008; January 1; April 1, 2009;
6,250 shares on each of July 1; October 1, 2009; January 1; April 1, 2010.

(1)         Employee acknowledges that the shares subject to the Restricted Award shall be restricted stock and subject to restrictions imposed by Federal and/or State securities laws.

(2)         The Restricted Award is subject to forfeiture to the extent that it has not become vested and nonforfeitable in accordance with the vesting schedule set forth above. Except as provided in subsection (c)(3) of this Section or Section 13, in the event that Employee’s employment by FCMC terminates prior to any of the vesting dates set forth in this subsection, any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

(3)         In the event of a Change of Control, during the term hereof, the entire Restricted Award shall immediately become fully vested and nonforfeitable.

(4)         Employee will make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the shares subject to the Restricted Award. FCMC shall reimburse Employee on a grossed up basis for any taxes resulting from Employee having made such election at Employee’s incremental tax rate (covering Social Security, and all applicable state, local, and federal taxes).

(5)         Employee shall have registration rights with respect to the Restricted Award as set forth in the Registration Rights Agreement that is made effective, as of the Grant Date.

(6)         Purchase of Shares. FCMC will grant Employee an option to purchase up to 20,000 shares of common stock of FCMC at a per share price equal to the market price of such shares at the date of the grant, which option shall expire on April 1, 2007. Such option will be fully vested at the date of grant.

5.          Certain Benefits.

a.         Vacation and other benefits. During each twelve-month period that Employee is employed by FCMC, Employee shall be entitled to four weeks (i.e., twenty days) of paid vacation plus regular personal days and holidays in accordance with the policies of FCMC. Up to five (5) unused vacation days can be accrued or aggregated from one twelve-month period to the next. In addition, Employee shall be entitled to participate in all present and future benefit plans and/or fringe benefits provided by FCMC to its other executive officers.

b.         Car Allowance. Throughout the term of employment, Employee shall receive a car allowance of $1,000 per month to cover purchase or lease expense of vehicle, gas, maintenance, insurance and parking. Employee shall also receive a paid parking space in the vicinity of the Company’s offices.

c.         Expense Reimbursements. Employee is authorized to incur reasonable, ordinary and necessary expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, annual professional dues, expenses for travel, business entertainment and similar items related to such duties and responsibilities. FCMC will reimburse Employee for all such expenses upon presentation by Employee from time to time of appropriately itemized and documented accounts of such expenditures, consistent with the FCMC’s policy.

d.         Legal Reimbursement. FCMC shall reimburse Employee for his legal costs incurred in connection with this Agreement and related matters.

6.          Moving Expenses.

a.         FCMC shall provide Employee temporary housing in the New York City metropolitan area (NYC) for up to 90 days from date of employment. FCMC will manage the process of finding suitable housing.

b.         FCMC shall reimburse Employee for two house hunting trips to NYC for Patricia Jardin, utilizing cost-effective airfare and ground transportation.

c.         FCMC shall reimburse Employee for bi-monthly trips to Kansas City during the 90 day interim housing period, utilizing cost-effective airfare and ground transportation.

d.         FCMC shall pay the initial costs associated with renting an apartment in the NYC metropolitan area; including, but not limited broker fees, legal costs to review a lease and similar items; but excluding rental payments, security deposit, tenant improvements and similar items.

e.         FCMC shall pay for the movement and temporary storage (for up to 60 days) of the household goods of Employee and members of his household.

f. FCMC shall pay for the travel expenses to move Employee and members of his household to NYC.

g.         FCMC shall reimburse Employee for reasonable other moving expenses upon submission of an itemized list.

h.         FCMC shall reimburse Employee for costs associated with the closing of the sale of the residence in Kansas City. That includes broker fees paid and other reasonable costs to be submitted to FCMC. This assumes a house sale price of approximately $1,000,000.

i.       FCMC shall pay Employee an amount necessary to gross up the non-deductible moving expenses at Employee’s incremental tax rate (covering Social Security, and all applicable State, Local, and Federal Taxes).

7.          Acknowledgments. The Company conducts its Business in both the New York City metropolitan area and on a national basis. Employee acknowledges that:

a.         The Company’s services are highly specialized;

b.         The Company has a proprietary interest in its methods and processes; and,

c.          Documents and other information regarding The Company’s methods, pricing, costs, suppliers, customers, and other proprietary business information are highly confidential and constitute trade secrets.

8.          Trade secrets and confidential information. During the term of this Agreement, Employee may have access to, and become familiar with, various trade secrets and confidential information belonging to FCMC, its subsidiaries or affiliates. Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by FCMC, its subsidiaries or affiliates. During the term of his employment and thereafter, regardless of whether termination is initiated by FCMC or Employee, Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than the Company or persons expressly designated by the Company, unless Employee is compelled to disclose it by judicial process.

9.          Restrictive covenants.

a.          Full-time Employment. During the period of his employment, Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director, shareholder, or employee of any corporation, engage in or be concerned with any other paid employment, except as otherwise authorized in writing by FCMC. Notwithstanding the foregoing, nothing herein shall preclude Employee from participating in charitable, educational, religious and community affairs and organizations, from serving as a member of the board of directors of a corporation (so long as such corporation does not compete directly or indirectly with the Company and is not otherwise involved in the purchase and/or sell of sub-prime loans), from managing personal investments made by him, and leasing and managing any investment property including his principal residence.

b.          Non-competition. Employee agrees that:

(1)        During the period of Employee’s employment by FCMC, Employee will not accept employment with, or act as a consultant, contractor, advisor, or in any other capacity for, a Competitor, or enter into competition with the Company, its subsidiaries or affiliates, with regard to the Business of Company either by himself or through any entity owned or managed in whole or in part by Employee, and Employee shall not make any preparations to compete with the Company with regard to the Business of Company.

(2)        During the term of this Agreement and for a period of nine (9) months after termination of Employee’s employment by FCMC for any reason, regardless of whether the termination is initiated by FCMC or Employee, Employee shall not solicit or make, or cause to make, any offer of employment to any employee of the Company, it subsidiaries or affiliates, for the purpose of inducing such employee to terminate his or her employment with the Company, or its subsidiaries or affiliates.

(3)        For a period of twelve (12) months after termination of Employee’s employment for any reason, regardless of whether the termination is initiated by FCMC or Employee, or for a period of time equal to the length  of Employee’s employment with FCMC if such tenure is less than twelve (12) months, Employee will not, directly or indirectly, solicit for the purchase or sale of financial assets any person, company, firm, or corporation from whom the Company purchased financial assets or to whom the Company sold assets originated by the Company during the last twelve (12) months of Employee’s employment or during the period of Employee’s employment with FCMC if such tenure is less than twelve (12) months. Employee agrees not to so solicit such customers on behalf of himself or any other person, firm, company, or corporation, if such solicitation is for the purchase or sale of the same or similar types of financial assets purchased or sold by the Company.

c.         The parties have attempted to limit Employee’s right to compete only to the extent necessary to protect the Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.

d.         Employee further acknowledges that each of the covenants set forth in this Section is reasonable and necessary for the protection of FCMC business interests, that irreparably injury will result to FCMC if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, FCMC will have no adequate remedy at law.

10.        Remedies. Employee acknowledges that: (1) compliance with Sections 8 and 9 herein is necessary to protect FCMC’s business and good will; (2) a breach of those Sections will irreparably and continually damage FCMC; and (3) an award of money damages will not be adequate to remedy such harm. Consequently, Employee agrees that, in the event he breaches or threatens to breach any of these covenants, FCMC shall be entitled to both: (1) a preliminary or permanent injunction in order to prevent the continuation of such harm; and (2) money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys’ fees incurred by the
FCMC in enforcing the provisions of this Agreement if FCMC is successful in establishing Employee’s breach of these covenants. Nothing in this Agreement, however, shall prohibit FCMC from also pursuing any other remedy.

11.        Termination.

a.         Termination by Either Party. Either party may terminate Employee’s employment “without cause” by giving thirty (30) days prior written notice to the other.

b.         Termination by FCMC. Employee’s employment may be terminated by the Company “for cause” if he:

(1)        continually fails or refuses to perform one or more of his material assigned duties to the Company;

(2)        continually fails or refuses to comply with one or more policies of the Company;

(3)        breaches any of the material terms of this Agreement; or,

(4)        commits any criminal, fraudulent or dishonest act related to his employment (other than a dispute relating to the unintentional erroneous reporting of an immaterial amount as an expense) relating to FCMC or any of its assets or opportunities;

Notwithstanding the forgoing, FCMC shall not be entitled to terminate Employee for cause under subsections (1), (2) or (3) of this subsection unless: (i) Employee has been given written notice describing in reasonable detail the alleged breaches and stating that such breaches are grounds for termination for cause under this Section, and (ii) Employee fails to cure such breaches within ten (10) days after receipt of such notice.

In the event that FCMC terminates Employee for cause pursuant to the provisions of this subsection and it is later determined by a court of competent jurisdiction that such cause did not exist, Employee’s termination shall be deemed to be a termination by the Company without cause. In such event: (I) Employee shall be entitled to receive Severance pursuant to the terms of this Agreement as if the termination was made by FCMC without cause, and (2) the entire Restricted Award shall become fully vested and nonforfeitable.

c.         Termination by Employee. Employee shall have the right to terminate his employment for “good reason.” For the purposes of this Agreement, good reason shall be limited to the following:

(1)        FCMC transfers the place of Employee’s employment in violation of Section 2 (a) of this Agreement;

(2)        FCMC breaches any of the material terms of Sections 2, 4, 5 or 6 of this Agreement or the Company knowingly misrepresented or failed to disclose to Employee a material financial, regulatory or legal matter of, or involving, the Company prior to the execution of this Agreement of which Employee did not have knowledge;

(3)        Any material diminution by FCMC of Employee’s duties or responsibilities, except in connection with the termination of Employee’s employment by FCMC, as a result of permanent disability, or as a result of Employee’s death;

(4)        Employee is requested by FCMC to act in an unethical or illegal manner or

(5)        Employee is removed as CEO, President or Director of the Company.

Notwithstanding the forgoing, Employee shall not be entitled to terminate his employment for good reason under subsection (4) of this subsection: (i) unless Employee has given FCMC reasonable written notice of the act, or failure to act, which Employee contends is unethical or illegal, or (ii) if FCMC has obtained an opinion of counsel opining that Employee has not been requested to act or fail to act in an unethical or illegal manner, or (iii) if FCMC fails to cure such breach within ten (10) days.

d.         Termination Due to Incapacity. In the event Employee is unable to perform his material duties because of illness or disability for a continuous period of 120 days in any twelve month period, FCMC may terminate this Agreement without further notice.

e.         Termination Due to Death. This Agreement shall terminate upon the death of Employee, subject to the rights and obligations of each party contained herein.

12.        Severance.

a.         Conditions under which Severance is Paid.

(1)        Termination for Cause. In the event that FCMC terminates Employee’s employment for cause, the Employee shall receive nothing other than any accrued salary, payment for accrued but unused vacation time, and reimbursement of expenses already incurred under Sections 5 and/or 6 hereof. Any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

(2)      Termination Without Cause. In the event that FCMC terminates Employee’s employment without cause, the Employee shall receive the severance pay provided in subsection (b) of this Section in addition to any accrued salary, accrued bonus, payment for accrued but unused vacation time, and reimbursement of expenses already incurred under Sections 5. and/or 6 hereof.   Any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

(3)      Termination by Employee. In the event Employee
terminates his employment without good reason, the Employee shall receive nothing other than any accrued salary, accrued bonus, payment for accrued but unused vacation time, and reimbursement of expenses already incurred under Sections 5 and/or 6 hereof. Any portion of the Restricted Award that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

(4)        Termination by Employee for Good Reason. In the event Employee terminates his employment with good reason, Employee shall receive the  severance pay provided in subsection (b) of this Section in addition to any accrued salary, accrued bonus, payment for accrued but unused vacation time, and reimbursement of expenses already incurred under Section 5 and/or 6 hereof.

(5) Termination following Change in Control. In the event Employee’s employment is terminated (either by the Company or . by Employee) following a Change in Control, Employee shall receive the severance pay provided in subsection (b) of this Section. Notwithstanding the forgoing, this subsection shall not apply to a termination of Employee for cause, following a Change in Control.

(6) Death or Disability. In the event of Employee’s death or disability under Section 11 above, Employee or his estate shall receive the severance pay provided in subsection (b) of this Section in addition to any accrued salary, accrued bonus, payment for accrued but unused vacation time and reimbursement of expenses already incurred under Section 5 and/or 6 hereof. In addition, in the event of Employee’s death or disability under Section 11 above, the entire Restricted Award shall immediately become fully vested and nonforfeitable.

b.          Amount of Severance. To the extent severance is payable to Employee pursuant to subsection (a) of this Section, Employee shall be entitled to receive the severance payments provided for in subparts (1), (2) and (3) of this subsection:

(1)        Vacation; Bonus. Employee shall be paid by FCMC in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Employee’s current base salary.

(2)        Employee shall be paid a prorated bonus determined by, or consistent with Section 4 hereof. Such bonus shall be paid at the later of six months after termination of the Agreement or the date provided under the date of Section 4.

(3)        Additional Lump Sum Payment. Employee shall be entitled to receive payment, in a lump sum payable six months after the termination of the Agreement, in the following amounts:

(i)  if the termination occurs prior to January 1, 2007      $225,000;

(ii)  if the termination occurs on or after January 1, 2007 — $225,000 plus $13,542 for each month (or partial month) of employment with FCMC after December 31, 2006. However, in no event shall the amount paid pursuant to this subsection exceed Employee’s salary as of the date of such termination plus an amount equal to the value of Employee’s total benefits for the prior twelve (12) month period, as of the date of such termination.

c.          Effect of Severance Payments. The severance payments set forth in this Section are payments made as liquidated damages and not as a penalty. In the event Employee’s employment is terminated and Employee is not entitled to severance in accordance with subsection (a) of this Section, Employee shall be entitled to no further compensation or payments from FCMC, except as set forth above.

d.          Cooperation. On termination of employment with FCMC, Employee shall provide FCMC a written resignation from all positions with the Company, its subsidiaries and affiliates, and any other documents that the Company may need to effectuate severance of the relationship and to forfeit any unvested portion of the Restricted Award.

13.        Effect of Termination. Notwithstanding any other provision of this Agreement (including but not limited to Section 12(a)(6), related to Death and Disability, and Section 4(c)(3), related to Change in Control), in the event Employee’s employment is terminated pursuant to Section 11 of this Agreement by Employee for good reason, then any unvested portion of the Restricted Award under Section 4(c) shall immediately vest and become nonforfeitable.

14.        Return of the Company Property. On termination of employment, Employee shall return to FCMC all keys, correspondence, contracts, reports, price lists, manuals, forms, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash and all documents of any form relating to the Business of the Company or its subsidiaries or affiliates in his possession or control.

15.        Notice. Any notice required to be given hereunder shall be in writing sent by registered mail, return receipt requested, to FCMC at 101 Hudson Street, Jersey City, New Jersey 07302, Attention Thomas J. Axon, and to Employee at the address contained in the personal records of FCMC or to such changed address as a party may designate by like notice to the other party. The effective date of such notice shall be its mailing date.

16.        Entire Agreement. This Agreement supersedes all agreements previously made by the parties relating to its subject matter. There are no other understandings or agreements between the parties relating to the subject matter of this Agreement.

17.        No Violation or Default. Employee hereby represents and warrants that the execution of this Agreement by him will not violate the provisions of or constitute a default under any other agreement or arrangement to which—Employee is party or otherwise bound.

18.        Indemnification. FCMC shall indemnify Employee in Employee’s capacity as an officer and director, if and as applicably, under the terms and conditions of the agreement in place between the Company and its other Officers and Directors (including but not limited to the FCMC’s Certificate of Incorporation), which may be revised from time to time.

19.        Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise under it, shall constitute a waiver of that or any other right.

20.        Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21.        Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

22.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23.        Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefits of each of the parties and theft respective successors and assigns.

24.        Tax Gross Up. Employee shall receive any series of tax “gross up” payments necessary in order to fully defray any and all federal, state, and local taxes, from whatsoever jurisdictions, that Employee may recognize or incur as a result of the payments, benefits, or other income items referenced in Sections 4(c)(4) and 6(i), and to defray all such taxes on such payments themselves, so as to equalize such taxes and avoid Employee having to be out-of-pocket or otherwise bear such taxes himself. Both parties agree to negotiate in good faith any changes to this Agreement as may be reasonably necessary to avoid any of the compensation of the Employee being determined to be deferred compensation and thereby subjecting any of the parties to excise taxes or other penalties under the American Jobs Creation Act of 2004, and any regulations promulgated thereunder.

25.        Survival. All rights of either party hereunder that by their terms are intended to survive termination of employment, (including without limitation Employee’s rights to severance compensation, continuing benefits, indemnification, tax gross up, and for reimbursement for expenses validly incurred prior to termination), shall survive the termination or non-renewal of Employee’s employment hereunder.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on April 26, 2006, effective as of March 1, 2006.

EMPLOYEE:

________________________________
Alexander Gordon Jardin

FCMC:
Franklin Credit Management Corporation

By:______________________________
Name: Thomas J. Axon
Title: Chairman